Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--July 29, 2010--Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.4 million on revenue of $37.0 million for the quarter ended June 27, 2010. For the second quarter of 2009, the company reported an operating loss of $6.3 million on revenue of $39.6 million.

Gross margin for the second quarter of 2010 was $9.4 million, or 25.4% of revenue, compared to $6.8 million, or 17.1% of revenue, for the same quarter a year ago, reflecting manufacturing efficiencies and higher selling prices in the company’s Battery & Energy Products segment, a favorable mix of high-margin Communications Systems revenue and the impact of higher Energy Services revenue. Included in gross margin for the second quarter last year was a $1.8 million increase in the inventory reserve.

Operating expenses for the second quarter of 2010 totaled $9.0 million compared to $13.1 million a year ago. Net income for the second quarter of 2010 was $0.02 million, or $0.00 per share, compared to a net loss of $7.0 million, or $0.41 per share, for the same quarter in 2009. Included in operating expenses for the second quarter last year were $1.2 million of non-recurring severance and legal expenses.

For the six-month period ended June 27, 2010, revenue was $75.5 million compared to $79.4 million for the same period a year ago. Operating income amounted to $1.3 million compared to an operating loss of $8.6 million for the first half of 2009. Net income for the first half of 2010 was $0.3 million, or $0.02 per share, compared to a net loss of $9.5 million, or $0.56 per share, for the same period a year ago.

“Manufacturing process improvements and rigorous operating expense control sustained operating profitability for the second quarter even though sales of batteries to the U.S. Department of Defense were lighter than the first quarter of 2010 and shipments of SATCOM-on-the-Move systems commenced in the third quarter,” said John D. Kavazanjian, Ultralife’s president and chief executive officer.

“As we move into the second half of 2010, we are on track to complete deliveries of SATCOM systems in the fourth quarter. Order flow for advanced batteries and communications systems with greater engineered content is picking up, although we still do not have visibility for orders of batteries to the U.S. Department of Defense,” added Kavazanjian. “Having lowered the cost basis of our business and successfully increased the weight of higher-margin products, we are well positioned to deliver strong incremental returns on the higher revenue anticipated for the second half of the year. On the strength of our profitable business model and improved working capital management, we also have within our sight a return to a net positive cash position.”

Outlook

The company’s current 2010 forecast calls for the company to generate revenue in the range of $177 million to $182 million and operating income of approximately $7.0 million. Excluded from this forecast is any revenue associated with orders for batteries from the U.S. Department of Defense. Management cautions that the timing of orders and shipments may cause some variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended

	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

Revenues:
Battery & energy products	$22,405	$25,634	$45,808	$48,626
Communications systems	11,242	10,357	24,308	21,622
Energy services	3,377	3,602	5,415	9,148
Total revenues	37,024	39,593	75,531	79,396

Cost of products sold:
Battery & energy products	17,340	21,338	35,807	40,530
Communications systems	7,301	8,036	15,464	15,685
Energy services	2,963	3,439	5,082	8,620
Total cost of products sold	27,604	32,813	56,353	64,835

Gross margin	9,420	6,780	19,178	14,561

Operating expenses:
Research and development	1,903	2,514	3,631	4,494
Selling, general, and administrative	7,106	10,591	14,282	18,649
Total operating expenses	9,009	13,105	17,913	23,143

Operating income (loss)	411	(6,325)	1,265	(8,582)

Other income (expense):
Interest income	(1)	1	2	4
Interest expense	(222)	(350)	(719)	(532)
Miscellaneous	(120)	(209)	(79)	(198)
Income (loss) before income taxes	68	(6,883)	469	(9,308)

Income tax provision-current	10	-	34	2
Income tax provision-deferred	41	95	122	184
Total income taxes	51	95	156	186

Net income (loss)	17	(6,978)	313	(9,494)

Net (income) loss attributable to noncontrolling interest	3	14	(6)	18

Net income (loss) attributable to Ultralife	$20	$(6,964)	$307	$(9,476)

Net income (loss) attributable to Ultralife common shareholders - basic	$0.00	$(0.41)	$0.02	$(0.56)
Net income (loss) attributable to Ultralife common shareholders - diluted	$0.00	$(0.41)	$0.02	$(0.56)

Weighted average shares outstanding - basic	17,164	16,894	17,089	17,024
Weighted average shares outstanding - diluted	17,169	16,894	17,094	17,024

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	June 27,	December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$2,563	$6,094
Trade accounts receivable, net	27,895	32,449
Inventories	38,607	35,503
Prepaid expenses and other current assets	1,919	1,912
Total current assets	70,984	75,958

Property and equipment	15,361	16,648

Other assets
Goodwill, intangible and other assets	38,740	38,560

Total Assets	$125,085	$131,166

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$12,729	$19,082
Accounts payable	18,181	19,177
Other current liabilities	9,613	9,875
Total current liabilities	40,523	48,134

Long-term liabilities:
Long-term debt and capital lease obligations	297	267
Other long-term liabilities	4,766	4,651
Total long-term liabilities	5,063	4,918

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,861	1,831
Capital in excess of par value	170,449	169,064
Accumulated other comprehensive loss	(1,505)	(1,256)
Accumulated deficit	(83,714)	(84,021)
	87,091	85,618
Less -- Treasury stock, at cost	7,652	7,558
Total Ultralife equity	79,439	78,060
Noncontrolling interest	60	54
Total shareholders' equity	79,499	78,114

Total Liabilities and Shareholders' Equity	$125,085	$131,166

CONTACT:
Company:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening, 212-838-3777
jburfening@lhai.com